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                                                                       EXHIBIT P
                          FORM OF EMPLOYMENT AGREEMENT

     This Employment Agreement made this 9th day of September, 1994, between AMERIDATA CONSULTING, INC., a Delaware corporation (the "Employer"), and DAVID
F. MITCHELL (the "Executive").

     WHEREAS, the Employer, Sage Technologies, Inc. ("Sage"), David Mitchell & Associates, Inc. ("Seller"), and David F. Mitchell ("Shareholder") have executed an Asset Purchase Agreement dated September 9, 1994 (the "Purchase Agreement"); and

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties desire the Executive to serve in certain capacities with the Employer and the Executive has accepted such employment and agrees to be bound by the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

     1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement. As used herein, the following terms have the following meanings:

        "Agreement" shall mean this Agreement and any amendments hereto.

        "Agreement Term" shall have the meaning ascribed to it in Section 2(a) hereof.

        "Automobile Allowance" shall mean the $500 monthly allowance payable to the Executive for automobile-related expenses.

        "Base Salary" shall mean the Executive's annual salary as determined pursuant to Section 5 hereof.

        "Board" shall mean the Board of Directors of the Employer.

        "Bonus Allocation" shall mean the Executive's bonus for each calendar year, as provided in Section 6 hereof.

        "Cause" shall have the meaning ascribed to it in Section 11 hereof.

        "Employment Period" shall mean the period commencing on the date of this Agreement and ending on December 31, 1999.

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        "Existing Company Business" shall mean business of Seller with respect to existing and prospective clients listed on Attachment B to the Purchase Agreement and the business of Seller in the Minneapolis, St. Paul, and Rochester, Minnesota and Austin and San Antonio, Texas geographic areas, including new business in such geographic areas as a result of identifiable growth of the Existing Company Business due predominantly to identifiable efforts made by the Existing Company

        Business. Any disagreement between the parties hereto as to the application of such definition shall be resolved by agreement of the parties hereto by James McCleary or, if he is not the president of AmeriData, Inc., by the then president of AmeriData, Inc. The parties hereto acknowledge that James McCleary may be a member of the Board.

     2. Agreement Term.

        (a) The Employer will employ the Executive and the Executive will work for the Employer for the Employment Period, unless sooner terminated as provided in this Agreement (the "Agreement Term").

        (b) This Agreement may be terminated by the Employer for Cause prior to the end of the Agreement Term on such date as shall be specified in a notice given by the Employer to the Executive. Any such notice shall state in detail the reasons for such termination.

        (c) In the event of the death or disability of the Executive during the Agreement Term, this Agreement shall terminate as of the date of such death or disability and the Executive's estate or the Executive, as the case may be, shall be entitled to (i) any and all accrued and unpaid portions of the Base Salary and Automobile Allowance to the date of death or disability, (ii) at such reasonable time, but no later than 90 days following the completion of the calendar year during which the Executive's death or disability occurred, such portion of the Bonus Allocation to which the Executive would have been entitled for each whole month worked by the Executive during such calendar year if the Bonus Allocation were payable in 12 equal whole month installments; provided, that if the Executive shall have been employed for a period of at least 9 full calendar months of the calendar year in which his death or disability shall have occurred, the Bonus Allocation shall be paid as if he had been employed during all of such calendar year, (iii) all of the benefits to which the Executive would be entitled pursuant to Sections 8 and 10 hereof to the date of death or disability, and (iv) such other payments and benefits as shall be provided to the estates and beneficiaries of deceased executives under the then existing policies of the Employer. As used herein, a "disability" shall have occurred if, as a result of physical or mental incapacity, the Executive shall have been incapable of

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performing his duties hereunder for a period in excess of 26 consecutive calendar weeks or an aggregate of 30 weeks in any 12 month period as determined by the Board of Directors of Employer in its sole discretion. Notwithstanding the foregoing, the Board may appoint an interim President of Employer prior to the determination of a disability.

     3. Duties. (a) During the Agreement Term, the Executive shall serve as President of the Employer and shall exercise such powers and perform such duties and services for the Employer of an executive nature as the Board may, from time to time, reasonably require, consistent with Executive's position, including, without limitation overall responsibility for management and operation of each of the entities listed on Attachment A hereto and any other business of Employer permitted by Section 3(c); provided, however, that Executive shall not have such responsibility for an entity listed on Attachment A until Executive has received the business plans and financial statements for such entity. The Executive shall report directly to, and be subject to the absolute authority of, the Board.

        (b) The Executive shall exercise his powers and perform his duties and services at all times subject to the limitations set forth in the By-laws of Employer and the resolutions of the Board. Without limiting the generality of the foregoing, the Executive shall dedicate all his professional time, attention and efforts during the Agreement Term, first, to building a national business computer consulting service company and then, an international business computer consulting service company, in each case, similar in scope of service to that provided by Seller on and prior to the Closing Date, including, but not limited to, business systems analysis and re-engineering, client server re-engineering, work flow analysis and conversion of main-frame and micro-frame based computer systems to personal computer based systems (the "Consulting Business"). During the Agreement Term, the Executive shall be based in the Minneapolis-St. Paul, Minnesota metropolitan area, but shall travel as reasonably necessary in connection with the Consulting Business and any other business of Employer permitted by Section 3(c).

        (c) The Employer may, in addition to the Consulting Business and the businesses conducted by the entities listed on Attachment A, conduct imaging, training and mobile communications consulting businesses during the Agreement Term, but shall not conduct, as a significant portion of Employer's business during the Agreement Term, any other business without the prior consent of Executive.

        (d) Executive has received and reviewed copies of Employer's Certificate of Incorporation, By-laws and initial minutes of the Board, and acknowledges that the shareholders may, from time to time, elect the members of the Board.

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     4. Non-Competition; Non-Solicitation; Confidentiality. (a) During the
Agreement Term and for a period ending on the later of the date of five years from the date of this Agreement and two years from the date of termination or expiration of this Agreement, Executive will not engage in any capacity in a business in the United States or in any other country in which Employer is doing business during such period substantially similar to the business in which Employer or any entity listed on Attachment A is or has been engaged during such period, except as an officer, director, shareholder or employee of Buyer or any affiliate thereof; provided, however, that the non-competition obligations of the Executive shall terminate upon the final nonappealable adjudication of a material breach by Employer of this Agreement or the final nonappealable adjudication of a material breach by Buyer or Sage of the Purchase Agreement, it being understood that termination of this Agreement by Employer for any of the reasons set forth in Section 11(a) of this Agreement shall not constitute a breach of this Agreement. Executive understands that pursuant to the Purchase Agreement he has received and will receive and as an employee of Employer he will receive confidential and proprietary information of Buyer and Sage and its affiliates, including without limitation, customer lists and other trade secrets.

        (b) During the Agreement Term and for a period ending on the later of the date of five years from the date of this Agreement and two years from the date of termination or expiration of this Agreement, Executive will not, unless acting with the express written consent of Buyer and Sage, directly or indirectly, solicit or interfere with, or endeavor to entice away (x) any person who was employed by Seller or Buyer, (y) any person who otherwise performed services on a regular basis for Buyer, Seller or any entity listed on Attachment A or (z) with respect to any business in which Sage, Buyer or any affiliate of either thereof or any entity listed on Attachment A is or has been engaged after the date of this Agreement or in any way directly or indirectly, involving computer products or services, any person or entity who was a customer or client of Buyer, Seller or any entity listed on Attachment A or any person or entity who requested or received a proposal from Seller or Sage or any of its affiliates, in the case of (i), (ii) or (iii), during the 12 months immediately preceding the date of termination or expiration of this Agreement; provided, however, that the non-solicitation obligations of the Executive shall terminate upon the final nonappealable adjudication of a material breach by Employer of this Agreement or the final nonappealable adjudication of a material breach by Buyer or Sage of the Purchase Agreement, it being understood that termination of this Agreement by Employer for any of the reasons set forth in Section 11(a) of this Agreement shall not constitute a breach of this Agreement.

        (c) During the Agreement Term and at all times thereafter Executive agrees to hold in confidence all

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matters and things related to the business of Sage and its direct and indirect subsidiaries (including without limitation, Employer) of a confidential or secret nature as to which Executive may acquire information or possession during the Agreement Term and will not, without the consent of Employer or Sage, except in the performance of Executive's duties as a loyal employee of the Employer, use any such matter or thing or disclose to others any matter or thing related to the business of the Sage or any of its direct or indirect subsidiaries where such disclosure might possibly be contrary to the best interests of Sage or any of such subsidiaries, in each case, except to the extent that (i) such information is otherwise publicly available or (ii) disclosure is required by applicable law or court order.

        (d) Termination of this Agreement by Executive for any of the reasons set forth in Section 11(b) of this Agreement shall not constitute a breach of this Agreement by Employer and the provisions of this Section shall survive any such termination.

     5. Salary. (a) As compensation for his services to the Employer, the Employer shall pay to the Executive an annual Base Salary of $250,000 for each full calendar year of the Employment Period, and a ratable portion of $250,000 for that portion of the calendar year 1994 that is part of the Employment Period, subject to annual cost of living adjustments comparable to those paid by Buyer and its affiliates to other executives in comparable positions.

        (b) The Base Salary shall be payable in substantially equal installments and in substantially the same manner that salaries are paid by Buyer and its affiliates to other executives in comparable positions.

     6. Bonus. (a) During the Employment Period, the Executive shall receive a bonus as follows:

        (i) Calendar Year 1994. Within 90 days following the end of calendar year 1994, the Executive shall receive a bonus equal to 10% of the sum of (x) EBIT of Employer (minus EBIT with respect to the Existing Company Business) and
(y) EBIT of each entity then listed on Attachment A hereto, in each case, for the period from the Closing Date to and including December 31, 1994;

        (ii) Calendar Year 1995. Within 90 days following the end of calendar year 1995, the Executive shall receive a bonus equal to 10% of the sum of (x) EBIT of Employer (minus EBIT with respect to the Existing Company Business) and
(y) EBIT of each entity then listed on Attachment A hereto, in each case, for calendar year 1995; and

        (iii) Calendar Year 1996 and Thereafter. Within 90 days following the end of calendar year 1996 and the end of each subsequent calendar year that is included in the Employment Period, the Executive shall receive a bonus for

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each such calendar year then ended equal to 10% of the sum of (x) EBIT of
Employer and (y) EBIT of each entity then listed on Attachment A hereto for such year.

        (b) Notwithstanding the foregoing, except as otherwise provided in
Section 2(c) and Section 12(b) of this Agreement, the Executive shall not be entitled to payment of any of the Bonus Allocations described in this Section 6 unless he is employed hereunder on the last day of the calendar year to which any such Bonus Allocation applies. Notwithstanding any other provision of this Agreement, the Executive's total compensation under this Agreement (a) shall not exceed $1,000,000 with respect to each full calendar year included in the Employment Period and (b) shall not exceed a ratable portion thereof for the part of calendar year 1994 that is included in the Employment Period.

        (c) For purposes of this Section 6, "EBIT" for any entity with respect to any period, shall mean the earnings before interest and taxes (but after depreciation, amortization and bonuses payable to executives and employees of Employer and entities listed on Attachment A hereto), in each case for such period, and shall be calculated in accordance with GAAP consistently applied throughout such period; provided, however, that EBIT shall exclude (i) any amortization charges for good will or acquisition costs during such period as a result of the transaction contemplated by the Purchase Agreement, (ii) corporate overhead charges during such period not directly related to the business of Employer, (iii) expenses, which are approved in advance (budgeted) by the Board of Directors for internal development costs during such period and (iv) losses resulting from internal development costs of the entities listed on Attachment A hereto during such period. Notwithstanding the foregoing, the losses described in (iv) above shall reduce earnings in subsequent periods to the extent that there are earnings in such periods, until such losses have been fully applied.

     7. Vacation. The Executive shall be entitled to vacation periods annually during the Executive's employment under this Agreement consistent with the Sage vacation policy for executives generally (which shall be no less favorable to Executive than under Sage's policy for executives in comparable positions).

     8. Reimbursement for Expenses. The Employer shall reimburse the Executive for all reasonable and necessary expenses and other disbursements actually incurred by the Executive for and on behalf of the Employer in the performance of the Executive's duties, provided, with respect to ordinary expenses, that such expenses are adequately documented and, with respect to extraordinary expenses, that such expenses are adequately documented and are consistent with the amounts provided therefor in the annual business plan and/or budget of Employer.

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     9. Automobile Allowance. The Executive shall be entitled to the Automobile
Allowance plus reimbursement of out-of-pocket expenses for business use of an automobile during the Agreement Term, provided such expenses are consistent with the amounts provided therefor in the annual business plan of Employer. The Automobile Allowance is in lieu of and the Executive shall not be provided with the use of an automobile owned or leased by the Employer.

     10. Benefits. The Executive shall be entitled to participate in any employee benefit plan, program or policy of Sage, whether funded or unfunded, now existing or established hereafter, for the benefit of employees of Sage and its affiliates generally and/or its executives and key personnel to the extent that the Executive is eligible under the general provisions thereof.

     11. Termination for Cause. Termination of this Agreement for "Cause" shall mean:

        (a) In the case of termination by the Employer, termination due to the occurrence of any of the following events:

             (i) the Executive is convicted of any crime (whether or not involving the Employer) which constitutes a felony;

             (ii) the Executive shall have breached his agreement not to compete, not to solicit and not to disclose as provided in Section 4 hereof or in Section 5(l) of the Purchase Agreement (other than an inadvertent breach, if Executive shall have discontinued the activity causing the breach immediately following receipt of notice thereof from Employer);

             (iii) the Executive fails to follow the reasonable directives of the Board for the performance of Executive's duties or responsibilities hereunder including, without limitation, his duties and responsibilities under Section 3 after due notice to the Executive and a reasonable opportunity to be heard by the Board and to correct such failure;

             (iv) following at least 10 business days prior written notice from Employer or Sage, the Executive continues to fail to perform or to be otherwise in breach of (x) his obligations as Shareholder under the Purchase Agreement or (y) any other agreement, contract or arrangement with Sage or any of its affiliates to which Executive is a party, in his individual capacity; or

             (v) with respect to any calendar year beginning after December 31, 1994 during the Agreement Term, Employer and the entities listed on Attachment A hereto, taken together, fail to achieve an EBIT of at

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        least 50% of the projected EBIT for the Employer and such entities in the aggregate as set forth in the business plan and/or budget for such calendar year, which plan and/or budget shall have been unanimously approved by the Board and Employee.

        (b) In the case of termination by the Executive, termination due to the following events:

             (i) following at least 10 business days prior written notice from Executive, (x) Employer or Sage continue to fail to perform or to be otherwise in breach of its obligations under the Purchase Agreement or
        (y) Employer continues to fail to perform or to be otherwise in breach of its obligations under this Agreement;

             (ii) unless the Executive has consented in writing, (A) an attempted assignment of this Agreement by the Employer in violation of
        Section 14, or (B) the sale or other transfer of substantially all of the assets of Employer in one or more related transactions or (C) Sage (or any successor to substantially all of Sage's business by merger, consolidation or otherwise) shall cease to beneficially own, directly or indirectly, at least a majority of the outstanding shares of voting stock of Employer;

             (iii) any purported termination by the Employer pursuant to Section 11(a) above which is subsequently determined to have been improper by a final nonappealable adjudication by a court of competent jurisdiction;

             (iv) the occurrence of any substantial diminution of the Executive's responsibilities and duties provided in this Agreement as determined by a final nonappealable adjudication by a court of competent jurisdiction; or

             (v) the permanent relocation of Executive to a geographical location outside the Minneapolis-St. Paul, Minnesota metropolitan area without the consent of Executive.

     12. Certain Remedies. (a) In addition to any other remedies of Employer, if the Employer terminates this Agreement for Cause (as defined in Section 11(a) above), all of the Executive's rights under this Agreement shall thereupon terminate and he shall be entitled only to (i) all accrued and unpaid portions of the Base Salary through the date of such termination and (ii) to all vested benefits under any employee benefit plans maintained by the Employer, whether funded or unfunded, accrued through the date of such termination. Notwithstanding the foregoing, such termination shall be without prejudice to any right the Executive may have to continue to participate, on a post-employment basis, in any employee benefit plan, program

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or policy of the Employer now existing or established hereafter for the benefit of its employees in general and/or its senior executives and key personnel, to the extent he is eligible under the general provisions thereof or as required by applicable law.

        (b) In addition to any other remedies of Executive, if the Executive terminates the Agreement for Cause as determined by a final nonappealable adjudication by a court of competent jurisdiction, the Executive shall be entitled to the continuation of (i) Base Salary payments and (ii) Bonus Allocations, in the case of (i) and (ii), during the period ending on the date five years from the date of this Agreement (subject to reduction for any payments the Executive may receive in consideration of personal services rendered during such period).

     13. Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by registered mail, postage prepaid: if to the Executive at 2550 University Avenue West, Suite 180 S, St. Paul, Minnesota 55114 or at such other address as he shall designate by notice to the Employer, with a copy to Faegre & Benson, 2200 Norwest Center, Minneapolis, Minnesota 55402, Attention: Bruce M. Engler, and if to the Employer at AmeriData Consulting, Inc., 2550 University Avenue West, Suite 180 S, St. Paul, Minnesota 55114, Attention: President, with a copy to Sage Technologies, Inc., 700 Canal Street, Stamford, Connecticut 06902,
Attention: Co-Chairman, or at such other address as it shall designate by notice to the Executive.

     14. Successors and Assigns. This Agreement is personal in its nature with respect to Executive and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that Employer may assign this Agreement to any entity controlled by or under common control with Employer.

     15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without regard to its conflict of law rules.

     16. Only Contract Relating to Employment. This Agreement supersedes any prior contracts relating to employment between the Executive and the Employer and constitutes the full and complete agreement between the Executive and the Employer in such respect. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the Executive and the Employer. The Executive is not party to any other contract relating to employment with any other person that is in effect on the date hereof.

     17. Complete Understanding. This Agreement constitutes the complete understanding between the parties

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with respect to the employment of the Executive by the Employer and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein or in the Purchase Agreement, the provisions of which are incorporated herein by reference.

     18. Third Party Beneficiary. Sage shall be a third party beneficiary of this Agreement.

     19. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.


     20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be executed as of the date first above written.

                                            ---------------------------------
                                                    David F. Mitchell

                                            AMERIDATA CONSULTING, INC.

                                            By
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                                                                 Attachment A to
                                                   Mitchell Employment Agreement

1. Feld Technologies, Inc.

2. Mobile Systems Integration, Inc.

3. From and after January 1, 1995, Alternative Computer Co.

4. All entities engaged in the Consulting Business and owned directly or indirectly by Sage.

5. All other entities that Executive and Employer have agreed in writing to add to this Attachment A.